UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 23, 2013
ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1311 Mamaroneck Avenue
Suite 260
White Plains, New York 10605
(Address of principal executive offices) (Zip Code)
(914) 288-8100
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This current report on Form 8-K/A (the "Amendment") is being filed as an amendment to the current report on Form 8-K filed by Acadia Realty Trust (the "Company") with the Securities and Exchange Commission on April 24, 2013 (the "Original 8-K"). The Original 8-K was filed to report on the consolidated financial results of the Company for the quarter ended March 31, 2013 as well as additional recent developments. The sole purpose of this Amendment is to provide an update to the financial tables provided in the Original 8-K to reflect an investment formerly presented under the equity method on a consolidated basis for the quarter ended March 31, 2013. There are no changes to net income attributable to Common Shareholders, earnings per share or funds from operations as originally reported in the tables or any other information aside from these tables.

Item 8.01 Other Events

The following information sets forth the consolidated financial results of the Company for the quarter ended March 31, 2013 as well as additional recent developments. All per share amounts set forth below are on a fully diluted basis.

Recent Development Highlights

Earnings

•	Funds from Operations ("FFO") (see financial information below for FFO definition and reconciliation to Net Income) of $0.31 per share for the first quarter 2013

•	Earnings per share ("EPS") from continuing operations of $0.18 for the first quarter 2013

Dividend Increase

•	The Company increased its quarterly dividend 17%, from $0.18 to $0.21 for the first quarter 2013

Core Portfolio - Strong Same Store NOI; Significant progress towards 2013 Acquisitions Goal

•	Same store net operating income ("NOI") for the first quarter up 10.9% compared to 2012

•	March 31, 2013 portfolio occupancy of 93.6%

•	During the first quarter 2013, closed on an $86.6 million "Magnificent Mile" retail property in Chicago

Balance Sheet - Positioned for Growth with Low Leverage and New $150 Million Unsecured Line

•	Closed on a new $150 million unsecured line of credit during the quarter

•	Subsequent to quarter end, completed $125 million at-the-market ("ATM") program and initiated a new ATM program for $150 million

First Quarter 2013 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended March 31, 2013 were $16.8 million and $9.6 million, respectively, compared to $9.3 million and $3.5 million, respectively, for the quarter ended March 31, 2012.

Earnings for the quarters ended March 31, 2013 and 2012, on a per share basis, were as follows:

	Quarters ended March 31,
	2013	2012	Variance
FFO per share	$0.31	$0.21	$0.10
EPS from continuing operations	$0.18	$0.08	$0.10
EPS from discontinued operations	$—	$0.01	$(0.01)
EPS	$0.18	$0.09	$0.09

Strong Core Portfolio Performance; Closed on $87 Million in Chicago

The Company's core portfolio ("Core Portfolio") is comprised of properties that are owned in whole or in part by the Company outside of its opportunity funds (the “Funds”).

Same-Store NOI and Occupancy

Core Portfolio same-store NOI increased 10.9% for the first quarter 2013 compared to the first quarter 2012. Excluding the impact of re-anchoring activities at the Bloomfield Town Square and Branch Plaza that occurred during 2012, same-store NOI increased 5.6%.

At March 31, 2013, the Company's Core Portfolio occupancy was 93.6%, as compared to 94.2% as of December 31, 2012. Including space currently leased but not yet occupied, the Core Portfolio was 94.0% leased.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, of 23.3% on 87,000 square feet of new and renewal leases executed during the first quarter of 2013 in its Core Portfolio. On a contractual rent basis, which excludes straight-line rent, the Company experienced an increase of 6.4% in average rents for these same leases.

Acquisition Activity - Continued Investment in Street Retail

During the first quarter 2013, the Company closed on 664 North Michigan Avenue in Chicago, IL for a purchase price of $86.6 million. The property is located on Michigan Avenue between Erie and Huron Streets, in the middle of Chicago's premier retail corridor. Also called the Magnificent Mile, this is the city's most popular shopping destination with eight blocks of high-quality retail, world-class hotels, museums and noted art galleries and an international tourist draw for Chicago's over 38 million annual tourists.

The property is an 18,141 square foot retail property which is a vertically subdivided commercial parcel that forms the base of the 40-story Ritz-Carlton Residences Chicago, luxury residential condominiums. Tenants at the property include Tommy Bahama and Ann Taylor Loft which are expected to open during the second quarter of 2013. The property is surrounded by both mainstream and high-end retailers including Apple, Burberry, Niketown, Crate & Barrel, Rolex, Cartier, Zara, Saks Fifth Avenue, Cole Haan and Salvatore Ferragamo.

Fund Platform - Continued Progress Following $569 Million of Transactions during December 2012

During the first quarter 2013, redevelopment activities continued to progress at various projects within the Company's Fund platform, including City Point (Brooklyn), Cortlandt Crossing (Westchester County, NY) and Broad Hollow Commons (Long Island). These projects are anticipated to aggregate approximately $350 million to $450 million in total costs when complete. This follows significant transactional activity during December 2012 including acquisitions in the Company's recently formed Acadia Strategic Opportunity Fund IV LLC ("Fund IV") aggregating $151.2 million and monetization of Acadia Strategic Opportunity Fund II, LLC ("Fund II") and Acadia Strategic Opportunity Fund III LLC ("Fund III") assets totaling $417.9 million.

Balance Sheet - New Unsecured Line; Maintaining Low Leverage

During the first quarter, the Company closed on a new unsecured line of credit, replacing its existing $64.5 million secured line. The current availability of up to $150 million under the facility can be increased to $300 million based on achieving certain thresholds. Interest is based on levels of leverage starting with a rate of LIBOR plus 155 basis points.

During the first quarter, the Company issued 2.0 million Common Shares under its ATM program for net proceeds of $52.9 million. Subsequent to March 31, 2013, the Company completed its existing $125 million ATM program and renewed it for $150 million.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2013	2012

Minimum rents	$32,860	$21,708
Percentage rents	195	243
Mortgage interest income	2,869	2,055
Expense reimbursements	7,971	5,402
Other property income	399	72
Management fee income	15	433
Other income	2,962	—
Total revenues	47,271	29,913
Operating expenses
Property operating	7,149	5,457
Real estate taxes	5,196	4,139
General and administrative	5,626	5,925
Depreciation and amortization	10,628	7,146
Total operating expenses	28,599	22,667

Operating income	18,672	7,246

Equity in earnings (losses) of unconsolidated affiliates	2,250	(56)
Other interest income	29	54
Interest expense and other finance costs	(10,309)	(6,560)
Income from continuing operations before income taxes	10,642	684
Income tax benefit (provision)	140	(188)
Income from continuing operations	10,782	496

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2013	2012

Operating income from discontinued operations	397	2,327
Net income	11,179	2,823
(Income) loss attributable to noncontrolling interests:
Continuing operations	(1,208)	2,992
Discontinued operations	(348)	(1,805)
Net (income) loss attributable to noncontrolling
interests	(1,556)	1,187

Net income attributable to Common Shareholders	$9,623	$4,010

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$9,574	$3,488
Income from discontinued operations attributable to
Common Shareholders	49	522
Net income attributable to Common Shareholders	$9,623	$4,010

Net income attributable to Common Shareholders per Common Share - Basic
Net income per Common Share - Continuing
operations	$0.18	$0.08
Net income per Common Share - Discontinued
operations	—	0.01
Net income per Common Share	$0.18	$0.09
Weighted average Common Shares	53,414	42,736
Net income attributable to Common Shareholders per Common Share - Diluted [1]
Net income per Common Share - Continuing
operations	$0.18	$0.08
Net income per Common Share - Discontinued
operations	—	0.01
Net income per Common Share	$0.18	$0.09
Weighted average Common Shares	53,851	43,146

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters March 31, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 2

	For the Quarters ended
	March 31,
	2013	2012

Net income attributable to Common Shareholders	$9,623	$4,010
Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	6,891	4,828
Unconsolidated affiliates	203	392
Income attributable to noncontrolling interests' in
Operating Partnership	124	63
Distributions - Preferred OP Units	5	5
Funds from operations	$16,846	$9,298
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [3]	54,531	43,792
Funds from operations, per share	$0.31	$0.21

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2013 and 2012
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 2

	For the Quarters ended
	March 31,
	2013	2012
Operating income	$18,672	$7,246
Add back:
General and administrative	5,626	5,925
Depreciation and amortization	10,628	7,146
Less:
Management fee income	(15)	(433)
Mortgage interest income	(2,869)	(2,055)
Straight line rent and other adjustments	(734)	456

Consolidated NOI	31,308	18,285

Noncontrolling interest in NOI	(13,051)	(6,468)
Pro-rata share of NOI	18,257	11,817
Operating Partnerships' interest in Opportunity Funds	(2,391)	(1,511)
Operating Partnerships' share of unconsolidated joint ventures [4]	697	1,689
NOI - Core Portfolio	$16,563	$11,995

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2013	December 31, 2012
	(dollars in thousands)

Cash and cash equivalents	$81,831	$91,813
Rental property, at cost	1,504,885	1,249,140
Total assets	2,295,869	1,908,440
Notes payable	1,102,321	727,978
Total liabilities	1,209,177	838,184

Notes:

1 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

2 The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and net property operating income ("NOI") to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company's method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

3 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 655 and 621 OP Units into Common Shares for the quarters ended March 31, 2013 and 2012, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2013 and 2012. In addition, diluted FFO also includes the effect of 437 and 410 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2013 and 2012, respectively.

4 Does not include share of unconsolidated joint ventures within Opportunity Funds.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST (Registrant) Date: April 25, 2013 By: /s/ Jonathan Grisham Name: Jonathan Grisham Title: Sr. Vice President and Chief Financial Officer